Exhibit 5.1



                            [Letterhead of]
                      Bethlehem Steel Corporation


                                                             May 29, 1998


Bethlehem Steel Corporation
1170 Eighth Avenue
Bethlehem, Pennsylvania 18016

Ladies and Gentlemen:

          I am General Counsel of Bethlehem Steel Corporation, a Delaware corporation ("Bethlehem"). I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") regarding the shares of Common Stock, par value $1.00 per share, of Bethlehem Steel Corporation ("Bethlehem Common Stock") to be issued pursuant to the Lukens Inc. 1985 Stock Option and Appreciation Plan, the Lukens Inc. Stock Option Plan for Non-Employee Directors and the Employment Agreement dated October 12, 1991, between R. William Van Sant and Lukens Inc. (collectively, the "Option Plans") and pursuant to the Capital Accumulation Plan for Certain Salaried Employees of Bethlehem Lukens Plate Division, the Bethlehem Lukens Plate Division Group Capital Accumulation Plan, the Capital Accumulation Plan for Certain Hourly Employees of Bethlehem Lukens Plate Division (USW, AFL-CIO, Coatesville, PA), the Capital Accumulation Plan for Certain Hourly Employees of Washington Steel Corporation (Houston and Washington, PA) and the Capital Accumulation Plan for Certain Employees of Washington Steel Corporation (Massillon, OH) (collectively, the "Capital Accumulation Plans," and together with the Option Plans, the "Plans").

          In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including
(i) Bethlehem's Restated Certificate of Incorporation and By-laws,
(ii) resolutions adopted by the Board of Directors of Bethlehem on March 11, 1998, (iii) the Agreement and Plan of Merger dated as of December 15, 1997, as amended as of January 4, 1998 (the "Merger Agreement"), among Bethlehem, Lukens and Merger Sub and (iv) the Registration Statement.

          Based on the foregoing, I am of opinion that the shares of Bethlehem Common Stock to be issued or sold pursuant to the Plans have been duly and validly authorized and, when issued or sold pursuant to the Plans, will be validly issued, fully paid and nonassessable.

          I am admitted to practice in the Commonwealth of Pennsylvania, and I express no opinion herein as to any matters governed by any law other than the law of the Commonwealth of Pennsylvania, the corporate law (including without limitation the General Corporation Law) of the State of Delaware and the Federal law of the United States of America.

          I hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus that is part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the


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category of persons whose consent is required under Section 7 of the
Securities Act or the rules and regulations promulgated thereunder.


                                     Very truly yours,

                                     /s/ William H. Graham

                                     William H. Graham, Esq.
                                     General Counsel